Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-287350 and 333-287350-03

1 Ford Credit Auto Lease Trust 2026-A J A N U A R Y 2 0 2 6 2026 Ford Explorer

Free Writing Prospectus Registration Statement No. 333-287350 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trust 2026-A (the “issuer”) The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-375-6829. 2 F C A L T 2 0 2 6 - A R O A D S H O W

Transaction Overview & Timing Issuer / Trust Ford Credit Auto Lease Trust 2026-A Sponsor and Servicer Ford Motor Credit Company LLC (“Ford Credit”) Depositor Ford Credit Auto Lease Two LLC Active Joint Lead Bookrunners RBC Capital Markets, LLC Deutsche Bank Securities, Inc. TD Securities (USA) LLC Passive Joint Lead Bookrunners Lloyds Securities, Inc. Scotiabank Co-Managers Santander US Capital Markets LLC BNY Mellon Capital Markets, LLC Active Co-Managers Mischler Financial Group, Inc. CastleOak Securities, L.P. Bloomberg Ticker FORDL 2026-A Indenture Trustee U.S. Bank Trust Company, National Association Owner Trustee The Bank of New York Mellon Delaware Trustee BNY Mellon Trust of Delaware Asset Representation Reviewer Clayton Fixed Income Services LLC Accountant PricewaterhouseCoopers LLP Rating Agencies Fitch Ratings Inc. and Moody’s Investors Service January 2026 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 Key Transaction Dates Premarketing Thursday, January 15 - 16 Announce transaction Tuesday, January 20 Launch and price transaction Wednesday, January 21 Settle transaction Monday, January 26 Transaction Participants 3 F C A L T 2 0 2 6 - A R O A D S H O W

• Ford Credit Auto Lease Trust 2026-A (“FCALT 2026-A”) will include notes with an aggregate initial principal amount of $1,161,040,000 or $1,451,300,000.(1) If the aggregate initial principal amount included is: − $1,161,040,000, FCALT 2026-A will offer $1.00 billion of AAA/Aaa-rated Class A notes(1) and $44.94 million of AA/Aa1 rated Class B notes, or − $1,451,300,000, FCALT 2026-A will offer $1.25 billion of AAA/Aaa-rated Class A notes(1) and $56.18 million of AA/Aa1 rated Class B notes − Ford Credit will only offer the Class A and Class B notes, and will retain the Class C and Class D notes − Offering will include fixed rate Class A-2a and floating rate Class A-2b notes which will be sized to demand; Class A-2b notes will not exceed 50% of the overall Class A-2 note amount. Floating rate notes will initially accrue interest based on 30-day average SOFR • Similar to prior Ford Credit lease securitizations, FCALT 2026-A will use a senior / subordinate, sequential pay structure pre- and post-event of default, as well as an exchange note structure. The exchange note is secured by a reference pool of leases and leased vehicles • The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled base monthly payments plus (2) the base residual value of the related leased vehicle ‒ The discount rate applied to each lease is the greater of (1) 8.90% and (2) its lease factor ‒ The base residual value for a leased vehicle is the lesser of (1) the contract residual value and (2) the ALG base residual value (2) .. As a result, the base residual value of 86.84%(3) of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle ‒ Securitization value does not reflect the most recent ALG mark-to-market value, $26.84 million(4) higher than the base residual value of the reference pool • The cutoff date for the reference pool is January 1, 2026. The first payment date will be February 17, 2026 Key Highlights (1) The Sponsor will determine the aggregate initial principal amount of the notes to be issued on or before the day of pricing (2) For a description of ALG base residual value, please refer to the “Glossary of Terms” in the prospectus (3) Assumes the aggregate principal amount of notes issued is $1,161,040,000. If the aggregate principal amount of notes issued is $1,451,300,000, the base residual value of 86.76% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle (4) Assumes the aggregate principal amount of notes issued is $1,161,040,000. If the aggregate principal amount of notes issued is $1,451,300,000, $33.43 million higher than the base residual value of the reference pool 4 F C A L T 2 0 2 6 - A R O A D S H O W

0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.50% 0.25% 0.25% 12.90% 12.90% 12.90% 12.90% 12.90% 15.95% 15.95% 15.95% 9.45% 9.45% 7.00% 7.00% 7.00% 7.00% 7.00% 7.00% 7.00% 7.00% 13.50% 13.50% 2026-A 2025-B 2025-A 2024-B 2024-A 2023-B 2023-A 2022-A 2021-B 2021-A Reserve Subordination Initial Overcollateralization Transaction Summary F C A L T 2 0 2 6 - A R O A D S H O W Class A notes (“AAA”) 80.10% Class B notes (“AA”) 3.60% Class C notes 4.50% Class D notes 4.80% Overcollateralization 7.00% Reserve Account 0.25% Excess Spread • Senior/subordinate, sequential pay structure • Credit enhancement in the lease securitization program includes: − Subordination of junior notes − Overcollateralization − Non-declining cash reserve account − Excess spread (used to build target overcollateralization) • Target OC is 9.00% of Initial Total Securitization Value, stepping down to 7.50% once the Class A-2 Notes are fully repaid % of Initial Total Securitization Value Total Initial Class A Hard Credit Enhancement 20.15% Initial Class A Hard Credit Enhancement 5 20.15% 23.20% 23.20% 23.45% 23.20% 23.20% 20.15% 20.15% 20.15% 20.15% Enhancement Characteristics

FCALT 2026-A ROADSHOW

Transaction Structure – $1.0 Billion Class A Notes Offered(1)

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes (Not Presently Offered)	Class D Notes (Not Presently Offered)	Total
Principal Amount ($)	128,000,000	406,000,000		406,000,000	60,000,000	44,940,000	56,180,000	59,920,000	1,161,040,000
Class Split(2)	10.25%	32.52%		32.52%	4.81%	3.60%	4.50%	4.80%	93.00%
Expected Ratings (Fitch/Moody's)	F1+/P-1	AAA/Aaa		AAA/Aaa	AAA/Aaa	AA/Aa1	NR/Aa2	NR/A2	
Offering Type	Public	Public		Public	Public	Public	Retained	Retained	
WAL to Maturity (yrs.)(3)	0.25	0.99		2.00	2.54	2.64	2.71	2.78	
Benchmark	I-Curve	I-Curve	SOFR(4)	I-Curve	I-Curve	I-Curve	I-Curve	I-Curve	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	A/360	30/360	A/360	30/360	30/360	30/360	30/360	30/360	
Payment Frequency	Monthly	Monthly		Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (mos.)(3)	1 – 6	6 – 19		19 – 30	30 – 32	32 – 32	32 – 33	33 – 34	
Expected Final(3)(5)	Jul – 2026	Aug – 2027		Jul – 2028	Sep – 2028	Sep – 2028	Oct – 2028	Nov – 2028	
Legal Final(5)	Jan – 2027	Aug – 2028		Jul – 2029	Feb – 2030	Feb – 2030	Feb – 2030	Oct – 2030	
ERISA Eligible	Yes	Yes		Yes	Yes	Yes	No	No	

(1) Information about each class of notes, if the aggregate initial principal balance of the notes is $1,161,040,000 is summarized below
(2) As a percent of initial total securitization value. Total may not sum due to rounding
(3) At pricing speed of 100% prepayment assumption to maturity
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event." in the prospectus
(5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)

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FCALT 2026-A ROADSHOW

Transaction Structure – $1.25 Billion Class A Notes Offered(1)

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Not Presently Offered: Class C Notes	Not Presently Offered: Class D Notes	Total
Principal Amount ($)	160,000,000	507,500,000		507,500,000	75,000,000	56,180,000	70,220,000	74,900,000	1,451,300,000
Class Split(2)	10.25%	32.52%		32.52%	4.81%	3.60%	4.50%	4.80%	93.00%
Expected Ratings (Fitch/Moody's)	F1+/P-1	AAA/Aaa		AAA/Aaa	AAA/Aaa	AA/Aa1	NR/Aa2	NR/A2	
Offering Type	Public	Public		Public	Public	Public	Retained	Retained	
WAL to Maturity (yrs.)(3)	0.25	0.99		2.00	2.54	2.64	2.71	2.78	
Benchmark	I-Curve	I-Curve	SOFR(4)	I-Curve	I-Curve	I-Curve	I-Curve	I-Curve	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	A/360	30/360	A/360	30/360	30/360	30/360	30/360	30/360	
Payment Frequency	Monthly	Monthly		Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (mos.)(3)	1 – 6	6 – 19		19 – 30	30 – 32	32 – 32	32 – 33	33 – 34	
Expected Final(3)(5)	Jul – 2026	Aug – 2027		Jul – 2028	Sep – 2028	Sep – 2028	Oct – 2028	Nov – 2028	
Legal Final(5)	Jan – 2027	Aug – 2028		Jul – 2029	Feb – 2030	Feb – 2030	Feb – 2030	Oct – 2030	
ERISA Eligible	Yes	Yes		Yes	Yes	Yes	No	No	

(1) Information about each class of notes, if the aggregate initial principal balance of the notes is $1,451,300,000 is summarized below
(2) As a percent of initial total securitization value. Total may not sum due to rounding
(3) At pricing speed of 100% prepayment assumption to maturity
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event." in the prospectus
(5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)

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FCALT 2026-A ROADSHOW

Collateral Highlights

- Residual maturities have broad distribution
- Seasoned assets included in FCALT transactions
- Diverse model mix across CUV, Truck, SUV and Car platforms (detail on slide 9)
- Weighted average FICO® scores are consistently high, stable through recent transactions
- FCALT 2026-A securitization value does not reflect the most recent ALG mark-to-market value, which is $26.84 million(1) or $33.43 million(2) higher than the base residual value of the reference pool

	FCALT 2026-A ($1.0B[1])	FCALT 2026-A ($1.3B[2])	FCALT 2025-B	FCALT 2025-A	FCALT 2024-B	FCALT 2024-A	FCALT 2023-B	FCALT 2023-A	FCALT 2022-A	FCALT 2021-B	FCALT 2021-A
Max 6-month Residual Maturities as a % Base Residual value[(3)]	35.38%	35.44%	34.60%	37.56%	29.34%	32.21%	27.87%	32.14%	30.09%	34.05%	35.24%
Seasoning (months)	10.9	10.9	9.8	9.5	9.8	12.4	12.2	12.1	12.1	11.7	11.9
Model Diversification											
Top Model	29.70%	29.78%	29.00%	28.70%	29.90%	27.81%	24.71%	26.69%	24.11%	22.95%	20.39%
Top 3 Models	55.58%	55.77%	53.84%	53.64%	52.21%	54.47%	54.15%	58.37%	49.25%	52.71%	52.15%
SUVs & Trucks as a % of Securitization Value	45.48%	45.54%	42.97%	40.01%	41.26%	42.18%	41.88%	30.91%	30.80%	32.71%	31.73%
Weighted Average FICO	763	763	764	764	764	764	764	762	760	759	758
Weighted Average PTI at Origination	7.49%	7.47%	7.60%	7.74%	7.90%	8.00%	8.08%	7.92%	7.84%	7.76%	7.72%
Residual Portion of Securitization Value	63.65%	63.67%	63.10%	63.52%	62.37%	64.92%	63.82%	64.33%	63.01%	64.26%	64.46%
Battery Electric Vehicles as a % of Securitization Value	14.85%	14.96%	14.53%	9.91%	6.70%	3.52%	0.35%	NA	NA	NA	NA

(1) Assumes the aggregate initial principal balance of the notes is $1,161,040,000
(2) Assumes the aggregate initial principal balance of the notes is $1,451,300,000
(3) The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value. For a description of ALG base residual value, please refer to the "Glossary of Terms" in the prospectus

8

20% 23% 21% 17% 15% 25% 29% 35% 35% 30% 28% 28% 14% 16% 15% 17% 17% 16% 14% 12% 11% 11% 10% 10% 10% 10% 9% 8% 7% 7% 7% 8% 9% 6% 9% 9% 6% 7% 7% 6% 6% 7% 7% 8% 8% 8% 8% 9% 9% 9% 11% 8% 8% 6% 6% 6% 6% 6% 8% 8% 7% 7% 9% 7% 7% 6% 5% 5% 5% 5% 5% 4% 4% 5% 5% 6% 6% 6% 6% 7% 5% 5% 4% 4% 4% 4% 4% 34% 33% 27% 28% 26% 25% 24% 18% 20% 23% 24% 24% 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B 2025-A 2025-B 2026-A Base 2026-A Upsize MI NY CA FL NJ OH TX PA Other 23% 23% 23% 19% 19% 28% 30% 32% 30% 31% 32% 32% 11% 8% 9% 11% 11% 14% 12% 10% 10% 12% 14% 14% 55% 58% 60% 65% 65% 58% 57% 58% 59% 57% 54% 54% 12% 10% 7% 5% 5% 0% 0% 1% 1% 0% 1% 1% 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B 2025-A 2025-B 2026-A Base 2026-A Upsize Truck SUV CUV Car F C A L T 2 0 2 6 - A R O A D S H O W Collateral Highlights (Cont’d) Vehicle Type Diversification(1) Geographic Diversification – State(1) Vehicle Model Diversification(1) 20% 20% 20% 16% 23% 25% 28% 30% 29% 29% 30% 30% 20% 20% 23% 24% 27% 21% 18% 12% 16% 15% 16% 16% 9% 9% 8% 9% 9% 8% 8% 10% 7% 4% 2% 2% 13% 12% 10% 9% 9% 7% 8% 9% 8% 7% 6% 6% 5% 5% 7% 7% 7% 6% 8% 7% 7% 6% 6% 6% 8% 6% 9% 9% 10% 6% 6% 6% 5% 5% 5% 5% 5% 1% 3% 3% 4% 4% 4% 5% 6% 6% 6% 5% 5% 7% 7% 6% 3% 2% 34% 34% 29% 2% 2% 22% 19% 19% 19% 20% 17% 21% 17% 17% 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B 2025-A 2025-B 2026-A Base 2026-A Upsize F-150 Explorer Edge Escape Nautilus Mustang Mach-E Corsair Bronco Sport Expedition Other 6 9 (2) (3) (2) (3) (2) (3) ~31% of Total Pool Powertrain as % of Securitization Value(4) (1) As a % of securitization value. Totals may not sum to 100% due to rounding (2) Assumes the aggregate initial principal balance of the notes is $1,161,040,000 (3) Assumes the aggregate initial principal balance of the notes is $1,451,300,000 (4) Powertrain data was not publicly disclosed prior to 2023-B Note: Hybrid Electric includes vehicles with a plug-in hybrid electric power source 95.0% 90.9% 84.4% 76.1% 71.4% 69.1% 69.0% 4.6% 5.6% 8.9% 14.0% 14.1% 16.1% 16.1% 0.4% 3.5% 6.7% 9.9% 14.5% 14.9% 15.0% 2023-B 2024-A 2024-B 2025-A 2025-B 2026-A Base 2026-A Upsize Internal Combustion Hybrid Electric Battery Electric (2) (3)

0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 Hard 'AAA' CE Car CUV SUV Truck Residual Maturity vs. Enhancement Build F C A L T 2 0 2 6 - A R O A D S H O W % of Residuals Maturing Each Period Hard Credit Enhancement as a % of O/S Securitization Value Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(1)(2) Period (Months) 10 Class A-1 Paid Down Class A-4 Paid Down Class A-2 Paid Down Class A-3 Paid Down (1) Representative of the $1.0 billion structure. The residual maturity schedule and enhancement build for the $1.3 billion structure is similar to that for the $1.0 billion structure (2) Hard credit enhancement consists of overcollateralization, subordination and the reserve account. Assumes a pricing speed of 100% prepayment to maturity

FCALT 2026-A ROADSHOW

Residual Break-Even Analysis – $1.0 Billion Class A Notes Offered(1)

A1	Turn in Rate(2)	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	100.00%	100.00%	100.00%
	80%	100.00%	100.00%	100.00%
	90%	100.00%	100.00%	100.00%
	100%	100.00%	100.00%	100.00%

A2	Turn in Rate(2)	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	100.00%	100.00%	100.00%
	80%	100.00%	100.00%	100.00%
	90%	92.53%	93.35%	94.27%
	100%	83.09%	83.81%	84.57%

A3	Turn in Rate(2)	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	61.28%	59.57%	57.69%
	80%	53.53%	52.06%	50.41%
	90%	47.52%	46.19%	44.73%
	100%	42.70%	41.50%	40.19%

A4	Turn in Rate(2)	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	52.49%	50.37%	48.04%
	80%	45.84%	43.98%	41.94%
	90%	40.69%	39.04%	37.23%
	100%	36.55%	35.06%	33.43%

B	Turn in Rate(2)	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	46.04%	43.61%	40.95%
	80%	40.20%	38.07%	35.74%
	90%	35.65%	33.76%	31.69%
	100%	32.01%	30.32%	28.45%

C	Turn in Rate(2)	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	38.00%	35.20%	32.11%
	80%	33.17%	30.72%	28.02%
	90%	29.41%	27.23%	24.83%
	100%	26.41%	24.44%	22.28%

D	Turn in Rate(2)	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	28.76%	25.51%	21.94%
	80%	25.09%	22.24%	19.12%
	90%	22.23%	19.70%	16.92%
	100%	19.94%	17.66%	15.16%

Assumptions:

- 0% prepayments
- 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses
- 50% recovery of charge-offs (with a 4 month lag on credit loss recoveries)
- 2 month lag on receipt of auction proceeds for residual
- Base net credit loss of 1% of initial total securitization value
- Estimated 4.30% excess spread per annum
- Includes 7.00% initial overcollateralization growing to a target of 9.00% (which will step down to 7.50% following full repayment of the Class A2 Notes), 12.90% of subordination for the Class A Notes, 9.30% of subordination for Class B Notes, 4.80% of subordination for the Class C Notes, and 0.25% cash reserve account

Note: Light blue numbers represent breakeven levels
(1) Representative of the $1.0 billion structure. The residual break-even analysis for the $1.3 billion structure is similar to that for the $1.0 billion structure
(2) After stress defaults

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Securitization Pool Performance Cumulative Return Rate Cumulative Residual Loss / (Gain)(1) Cumulative Net Credit Losses / (Gains)(2) -0.20% -0.15% -0.10% -0.05% 0.00% 0.05% 0.10% 0.15% 0.20% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B 2025-A 2025-B (1) As a percentage of initial base residual value; includes losses/(gains) on retained and returned vehicles (2) Total credit loss as a percent of initial total securitization value • For the performance in the pools above (2021-A to 2025-B): − Lifetime cumulative return rates range from 11% to 46%; reflecting the impact of stable or increasing auction values − Cumulative residual gains reflect strength in auction values − Consistent credit loss performance 12 -18.00% -16.00% -14.00% -12.00% -10.00% -8.00% -6.00% -4.00% -2.00% 0.00% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B 2025-A 2025-B 0% 10% 20% 30% 40% 50% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A 2024-B 2025-A 2025-B F C A L T 2 0 2 6 - A R O A D S H O W

FCALT 2026-A ROADSHOW

U.S. Lease Metrics

- Lease return rates are lower than prior year as more customers and dealers are electing to purchase off-lease vehicles
- Auction values increased 3% YoY and declined (2)% sequentially, reflecting industrywide low used vehicle supply and high demand; QoQ decline reflects seasonality
- Lease share higher, reflecting Ford marketing programs

Lease Placement Volume (000)


24-Month
36-Month
39-Month / Other
50
11
26
13
60
12
39
9
57
11
38
8
53
6
35
12
43
6
28
9
74
5
53
16
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
Q3 '25

Lease Return Volume (000) **and Return Rates** (%)


Return Rates (%)
25
49%
26
55%
21
54%
17
48%
16
39%
19
45%
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
Q3 '25

Lease Share of Retail Sales (%)


Ford Credit
Industry*
24%
24%
23%
23%
21%
23%
13%
15%
14%
15%
10%
18%
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
Q3 '25

Auction Values** (Per Unit)


$31,355
$31,245
$30,110
$31,500
$32,805
$32,195
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
Q3 '25

* Source: J.D. Power PIN
** U.S. portfolio off-lease auction values at Q3 2025 mix

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